Exhibit 99.1
  MEDTOX® Scientific, Inc.
Fourth Quarter Conference Call
February 10, 2011

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone.  I’m Kevin Wiersma, CFO of the company and also a chief operating officer of the MEDTOX Laboratory Services division.    Welcome to our fourth quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item:  Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet.  Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry.   We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin.

Lab-based drugs-of-abuse business showed strong growth in new sales quarter over quarter. In fact, it is the first quarter since 2007 that we have seen incremental revenue from existing clients. While we are still not seeing significant new hiring from our customer base, our service-oriented approach to the market continues to drive increased new sales and new opportunities.

New account activity in the clinical laboratory for the quarter and the year was solid, and we maintain a long-term positive view of our clinical laboratory diversification efforts.  Clinical Trial Services also had a successful quarter. In the Diagnostic Segment, revenues were up for the third consecutive quarter.

We enjoyed improved gross margin and gross profit for the quarter and the year. We are beginning to see a flattening of SG&A growth as a percentage of revenue and we will be diligent in working to improve that metric in 2011.

We remain committed to our strategy of gaining increased market share in drugs-of-abuse and executing on our diversification into larger and higher value clinical markets as a solid, sustainable and long term strategy. Kevin will now present more financial detail related to the quarter and year-end.

Kevin …

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick.  Here are some details regarding the quarter and the year.

Revenues were $25.0 million in the quarter, up 25.7% from the fourth quarter of last year.  For the full year, revenues were $97.1 million, up 15.4% from last year.

In our lab business, fourth quarter revenues were $20.1 million, up 29.9% from the fourth quarter of last year.  For the full year, revenues in our lab business increased 17.0% to $77.0 million.

Revenues from drugs-of-abuse testing increased 20.8% for the fourth quarter and 9.9% for the year.  The increase for the quarter was due to continued strong revenue from new clients along with improvement in revenues from existing clients.  The increase for the year was due to revenue growth from new clients offset by a decline in revenue from existing clients.

Revenues in our clinical and other laboratory services were up 27.1% in the fourth quarter and 30.8% for the year due to continued growth generated by our expanded clinical laboratory capabilities.

Revenues from Clinical Trial Services, after being negatively impacted by our biopharmaceutical clients deferring projects and slowing down in R&D efforts in the fourth quarter of 2009 and the first quarter of 2010, continued the solid performance shown in the previous two quarters.  Revenues from Clinical Trial Services were up 123.0% in the fourth quarter and 8.3% for the year.

In our diagnostic product business, fourth quarter revenues were $4.9 million, up 10.8% from the fourth quarter of last year.  For the full year, diagnostic revenues increased 9.8% to $20.1 million.  The growth was due to strong sales in the workplace drugs-of-abuse market with our PROFILE®-II A and PROFILE®-III A products, and an increase in sales of PROFILE®-V sold into the hospital market with our MEDTOXScan® Reader.

Our overall gross margin was 41.6% in the fourth quarter, up from 34.7% last year.  For the full year, our overall gross margin was 40.8% compared to 36.7% last year.

Our lab business operated at a 37.7% margin in the fourth quarter, up from 29.0% in the fourth quarter of last year.  For the year, gross margin in our lab business was 36.4%, up from 31.0% last year.  The improvement in margin was due to test mix and an increase in volume.

Margins in our Diagnostic division were 57.6% in the fourth quarter, compared to 55.1% last year.  For the year, gross margins in our Diagnostic division were 58.0% compared to 57.4% last year.  The increased margin primarily reflects a shift in sales mix of POCT devices, with an increase in higher margin PROFILE® devices sold into the workplace and hospital markets and a decrease in sales of lower margin SURE-SCREEN® devices into the government market.

For the quarter, our selling, general and administrative expenses were $8.6 million, or 34.6% of revenues, up from $6.8 million, or 34.4% of revenues, in the fourth quarter last year.  For the full year, our SG&A expenses increased to $32.7 million, or 33.7% of revenues, compared to $26.7 million, or 31.7% of revenues, last year.  The increase was due to increased costs associated with the growth of our clinical revenue and increased incentive-based compensation.  For 2011, we anticipate SG&A expenses to decrease as a percentage of sales.

Research and development expenses were $0.6 million in the quarter, even with the fourth quarter of last year.  For the year, R&D expenses were held constant at $2.3 million, but decreased to 2.3% of revenues from 2.7% of revenues last year.

Other income was $131,000 in the quarter compared to $189,000 last year.  The decrease was due to a smaller investment gain on our marketable equity securities held in trust in the current quarter.   For the year, other income was $157,000 compared to $79,000 last year.  The increased income was due to the reclassification of $195,000 to SG&A in the first quarter of this year, partially offset by a decreased investment gain on our marketable equity securities held in trust for the year.

Net Income for the quarter was $780,000 up 510.5% from a net loss of ($190,000) last year.

For the year, net income was $3.0 million, up 132.3% from $1.3 million last year.

Diluted earnings per share were $0.09 in the quarter compared to a loss of ($0.02) per share in the fourth quarter last year.

For the year, diluted earnings per share were $0.34 compared to $0.15 per share last year.

In terms of the balance sheet, our cash balance at year-end was $1.3 million, our trade receivables are up from their previous year-end levels primarily due to higher November and December sales.  Our days sales outstanding was 63.0 days for the year, up from 61.2 days last year.

We had $2.7 million outstanding on our Line of Credit at year-end and no long-term debt.

For the year, capital expenditures were $5.1 million.  We anticipate capital expenditures for 2011 to be approximately $6.5 - $7.0 million.

Depreciation and amortization was $5.8 million for the year. Cash flow from operations was $10.1 million for the year.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

Thank you, Kevin.  We would now be glad to take any questions that you may have.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital Group - Analyst

Good morning, gentlemen. Congrats on the strong performance, especially some nice pop in the top line.

In terms of the workplace drugs-of-abuse business, the strength there seemed notable. There was a little difference to your commentary talking about some apparent growth out of the base of existing customers. How pronounced was that? Was it up a couple percent, or what can you tell us about that?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Steve, this as Kevin. It was up a couple of percent, so it was the first time that we have seen revenue growth from that base business. As we've seen towards the end of last year and the previous couple of quarters, that decline we've been seeing had been stabilizing, and this is the first quarter where we did see a slight improvement.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Alright, so you've kind of marched through a nice progression here where the same-store sales, if I can call them that, decrease is lessened, and now we're in positive territory. Does it seem reasonable that we can stay in that positive territory given the ingredients set that you see out there?

Dick Braun - MEDTOX - Chairman, President & CEO

Steve, this is Dick. I don't think we can predict that. It's one quarter and, obviously as you've noted, we've seen an improvement to a slight increase, but I don't think we're able to have enough visibility into it to predict any continued growth there.

Steven Crowley - Craig-Hallum Capital Group - Analyst

I guess the implication of a couple percent up in the base still implies, and this is consistent with your commentary, that you had another good quarter of client acquisition. Any metrics that are useful there; or color on the nature of the customers you've been able to add?

Jim Schoonover - MEDTOX - VP & CMO

Steve, this is Jim Schoonover. It's really fairly consistent with what we've done historically. We tend not to market our services to very large customers based on the cost of implementing those new accounts, etc. We look for small to midsized customers, and still have some strong opportunities within the occupational health clinic part of the business. So, the strategy has been pretty consistent now for a number of years and it's still successful.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And then in terms of the clinical trials business, which seems to have gotten back on the growth curve, even ex the distortions of the pothole that Kevin referenced, what kind of visibility do you have for continuing progress there? And as you look at your pipeline, have you been able to add customers and diversity of projects? What can you tell us about that business?

Jim Schoonover - MEDTOX - VP & CMO

Steve, it looks like the last three quarters of 2010 that business solidified for us. We continue to get a strong base of business from existing pharmaceutical customers, and that's on top of eight new pharmaceutical company relationships that we initiated in 2010. So we feel good about that business and think that 2011 will be a good year for us.

Dick Braun - MEDTOX - Chairman, President & CEO

This is Dick, Steve. But I again would just like to caution that since it's project based that it can be lumpy from quarter to quarter, and sometimes that's unpredictable.

Steven Crowley - Craig-Hallum Capital Group - Analyst

But from what you see now, Dick, I mean I know there's not a lot of forward visibility I guess, but the sensory inputs that you have right now, are they relatively encouraging?

Dick Braun - MEDTOX - Chairman, President & CEO

Yes, they are and we have visibility into this quarter, obviously because we’re into it, and the performance should be in line with the last three quarters.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great, great. A question for you, Kevin, in terms of the breakdown of product sales, do you have those numbers between the three buckets?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

I do, Steve. POCT products in the quarter was $4.3 million, contract manufacturing, $354,000, and other diagnostic products, $208,000.

Steven Crowley - Craig-Hallum Capital Group - Analyst

The plan is still for the contract manufacturing business to run off over time, but is that still a slow drain? How do you think about that?

Dick Braun - MEDTOX - Chairman, President & CEO

That is the plan and it started draining off much more slowly than we anticipated. We really only have one client left, and we are attempting to help them take some of the work in-house. It's gone more slowly than we had anticipated. So we expect to be generating revenue throughout the year from that client; and our anticipation would be, even though we've said this before, that we'll probably be out of the business by the end of the year.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. Just a couple more for me and I will hop back in the queue. In terms of the operating expense plateauing here, that seems to be the message. Is that a function of you having built the necessary infrastructure in the laboratory and to run the various aspects of these new businesses and now in a position to leverage some of those investments? And what can you tell us about what kind of lid you can put on those expenses over the relative near term?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Steve, this is Kevin. We certainly have seen those expenses flattened. And if you look at the SG&A and you adjust it for the impact of other income relative to the investment gain, which is offset in SG&A. So in the quarter there was a $139,000 in other income from an investment gain that is offset by an expense in SG&A. So if you true that up, the expenses from Q3 to Q4 are essentially flat there. So we definitely have seen a flattening and a stabilization in those expenses and do anticipate that going forward. And you are exactly right, building the infrastructure and getting it in place and up and running, we should be in a position now where we can leverage that going forward.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And your capital expenditure plans for this year, those seem relatively beefy. What is behind those CapEx plans?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Steve, they're probably just a little bit ahead of where depreciation and amortization is. So really I don't think they are that beefy. They're more maintenance CapEx with some opportunities for some improvements.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, and then last question for me, it seems like post the payout of the special dividend your cash flow was really good during recent periods. So did I hear correctly that you're only carrying $2.7 million of short-term debt in the wake of that payment?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

That's correct.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And, I would think you would probably be in a position to pay that off during the first half of the year?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Yes, I would anticipate second or third quarter.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay, great. I'll hop back in the queue. Thanks for taking my questions.

Steven Crowley - Craig-Hallum Capital Group - Analyst

I guess I was too quick ringing back in, but I do have a couple more and it's always nice to get you guys on one of these calls so I can pepper you with a few questions.

The hospital business, the implication from your prepared comments was that you were doing pretty well in the hospital business. Is that a correct assumption, and what can you tell us about the progress there?

Jim Schoonover - MEDTOX - VP & CMO

Steve, this is Jim. The answer to that is yes, we continue to make good progress in that business. In terms of certain metrics that we look at, at the end of Q3, there were 455 Readers placed in the field and another 100, approximately, being evaluated. At the end of Q4, that number was 495 placed and 95 being evaluated, and we feel good about the progress. It's been consistent, and we think it will continue to be that way through the remainder of the year.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And in terms of consumption, or utilization of the consumables there, have you seen anything surprising? What have you seen?

Jim Schoonover - MEDTOX - VP & CMO

Nothing surprising. I think when we first introduced the product, we anticipated customers using approximately 50 devices per month on average based on the average size of the hospital we work with. That number probably historically has turned into about 75 devices per month, and that's been a consistent number now for a number of quarters.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Great, and in terms of some of the other clinical businesses that you've embarked upon, I know there is a pain prescription management business in the mix. There's a clinical laboratory business, kind of a regular way clinical laboratory business in there. What can you tell us about progress on those fronts?

Jim Schoonover - MEDTOX - VP & CMO

Those have continued to make progress. I'm sure there's been a lot in the news that you may have seen about the growth within the pain and prescription management business, and that has been an area of good growth for us throughout 2010; and again, we anticipate that will continue in 2011.

The, what we call, physician office lab business, which is more local clinical business into the local physician market, is steady. It's not a rocket shot by any stretch of the imagination, but it's been consistently growing, and we think that over time, the service model that we have will continue to gain market share for us.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And then just last question from me, in terms of new products that you're coming to market, or new service offerings that you're coming to market with this year, is there anything notable in the mix that you guys can talk about at this point?

Dick Braun - MEDTOX - Chairman, President & CEO

There isn't anything notable. We've got a pretty broad service and product menu, and really the story for this year is execution on what we have.

Steven Crowley - Craig-Hallum Capital Group - Analyst

And, Dick, as you look at that story of execution, is execution more focused on driving the top line, in leveraging the top line? How would you characterize it?

Dick Braun - MEDTOX - Chairman, President & CEO

Sustainable, profitable growth.

Steven Crowley - Craig-Hallum Capital Group - Analyst

Okay. That sounds like a good objective. Thanks for taking my questions.

Nick Halen - Sidoti & Company - Analyst

I have one quick follow-up question for you. I know you guys mentioned on the press release this morning, you made mention of increasing the sales force you guys currently have. I was wondering if you can give us a little color into any additions that you made in the quarter, if any at all; and what are your expectations going forward to add into the sales force? Are there any segments in particular where you're really looking to add in anticipation of expected demand?

Jim Schoonover - MEDTOX - VP & CMO

Nick, this is Jim Schoonover. We did not dramatically increase the sales force in Q4. Over the last probably year to year and a half, we have increased that group and they are now just hitting their stride. And I think we've made a determination for this year, partially due to SG&A wanting to keep that where we want it to be going forward, we're going to work with the group that we have. We have them well-positioned in key markets, and as I said, they are just getting up and hitting their stride as we speak. So, we actually feel very good about their continued, increased productivity throughout 2011.

Nick Halen - Sidoti & Company - Analyst

Okay. Great. Thank you. That's all I had.

Kevin Ellich - Collins Stewart - Analyst

Good morning. Thanks for taking the questions. Sorry if you guys talked about this. I jumped on a little late, so I don't know if it's been mentioned, but Dick, I was wondering if you could talk about volume trends that you saw in the quarter, specifically on the drugs-of-abuse side. And then also, I don't know if you guys get this granular, but do you break out the pre-employment screening business volumes versus pain management?

Dick Braun - MEDTOX - Chairman, President & CEO

To your last question, no, we don't break them out specifically against each other. In terms of the trends, as Kevin did say earlier, and I don't think he gave the exact numbers, but if you look at the financials, the drugs-of-abuse was up around 20%. A couple of percent of that is attributable to increased revenues from the existing client base and most of the rest is attributable to new business, and there were some slight fee increases with selected clients.

Kevin Ellich - Collins Stewart - Analyst

I was just wondering on the revenue growth, that 20% you mentioned, is that all driven by volume, or is there some price in there?

Dick Braun - MEDTOX - Chairman, President & CEO

There was a small fee increase for selected clients, but most of it was driven by new business and existing business improvement.

Kevin Ellich - Collins Stewart - Analyst

Got it. Okay, that's helpful. And then I was wondering are there any changes coming up this year for coding or reimbursement that we should think about?

Dick Braun - MEDTOX - Chairman, President & CEO

There are some changes in coding and reimbursement with regards to qualitative drug screens as they relate to CMS payments for pain management. Those are actually already in effect, and we are not seeing any material impact on our reimbursement because of those.

Kevin Ellich - Collins Stewart - Analyst

Okay. But, obviously those changes went into effect; do you think that's because of the competitive landscape and what others might have been doing?

Dick Braun - MEDTOX - Chairman, President & CEO

Well, I think you're talking around the issue that there were substantial abuses in the industry with regards to over utilization and over billing for pain management panels, and the changes in the coding by CMS was a reaction to that.

Kevin Ellich - Collins Stewart - Analyst

Got it, understood. And then, just going back to your comment about the drugs-of-abuse business with the revenue growth with the new contracts, are there any identifiable contracts that you guys are targeting this year? Or do you guys ever quantify how much new business you're hoping to get?

Dick Braun - MEDTOX - Chairman, President & CEO

We don't do any prognostication on that and don't give any guidance, as you know. As a general rule, our drugs-of-abuse business is well diversified geographically, and we have no significant exposure to any one customer.

Kevin Ellich - Collins Stewart - Analyst

Okay. Sounds good. Thanks, Dick.

Matt Arens - Kopp Investment Advisors - Analyst

A couple questions for you. I understand your hesitancy to make predictions about the drugs-of-abuse business going forward, but could you just tell us if you've seen so far here halfway through the quarter, if you've seen a continuation of the strong trends that you saw in the December quarter?

Dick Braun - MEDTOX - Chairman, President & CEO

It's difficult to say because of the weather conditions and the flights. It's a mixed bag so far because when the samples don't come in because of weather, they never come in. You don't make it up. So, we'll have to wait to see the result at the end of the quarter. But that will have somewhat of a negative impact on us for the quarter.

Matt Arens - Kopp Investment Advisors - Analyst

Okay. In the Clinical Trial Services business, you mentioned you had, if I heard it correctly, eight new relationships in that business in 2010. What's the key to continuing growth there in 2011? Is it really driving more business through those relationships that you have added? Or do you expect to add a significant number to that group in 2011?

Jim Schoonover - MEDTOX - VP & CMO

Matt, this is Jim. I think the answer to that is both of those. We continue to see additional work from existing pharma sponsors, and we also enjoy additional revenue from new relationships that have been cultivated over a number of months, and in some cases, even a year or more. So, it's a combination of both.

Matt Arens - Kopp Investment Advisors - Analyst

Great. Okay. And then, the last question I have, and I apologize if you've already spoke to this and if I’ve missed it, but have you made a determination on the one-time dividend as to how much of that will be characterized as a return of capital?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Yes, the 1099-DIVs should be out or will be coming out shortly. It's about 33.6% taxable, I believe is the correct number.

Matt Arens - Kopp Investment Advisors - Analyst

33.6%?

Kevin Wiersma - MEDTOX - COO - Laboratory Services Division and CFO

Right.

Dick Braun - MEDTOX - Chairman, President & CEO

Is taxable.

Matt Arens - Kopp Investment Advisors - Analyst

Taxable. Got it. Great. All right, well great. Well, thank you and congratulations on the strong growth trends in the quarter.

Dick Braun, MEDTOX - Chairman, President & CEO

We would like to thank you for joining us, and we look forward to speaking with you again when we announce first quarter results.